Exhibit 99.1

The New York Times Company Reports Preliminary Third-Quarter Results

NEW YORK--(BUSINESS WIRE)--October 23, 2008--The New York Times Company announced today a preliminary third-quarter loss per share from continuing operations of $.01, including $.07 per share for severance costs, compared with $.10 earnings per share (EPS) in the third quarter last year, which included $.02 per share for severance costs.

Preliminary third-quarter operating profit decreased to $10.0 million from $28.1 million in the third quarter of 2007, while preliminary operating profit excluding depreciation and amortization decreased to $43.9 million from $79.9 million in the third quarter last year.

Preliminary results do not include an anticipated non-cash charge for impairment of goodwill and long-lived assets. Due to the continued softening of business conditions driven by the secular forces affecting the newspaper industry, the Company is testing the assets of its New England Media Group for impairment in the 2008 third quarter. While the results have not yet been finalized, the Company currently estimates a non-cash impairment charge of $100 to $150 million. The Company will record the charge in its financial statements when it files its third-quarter Form 10-Q with the Securities and Exchange Commission. The charge will affect EPS for the third quarter but will not affect the Company’s operating cash flow.

“The impairment charge reflects the decrease in print advertising revenues stemming from the secular changes in the media industry,” said Janet L. Robinson, president and CEO. “It does not, however, affect our cash flow or our long-term strategy of becoming an increasingly digital organization.

“The decline in print advertising revenues this quarter accelerated as the economy slowed. The U.S. presidential election and the turmoil in the world’s financial markets have again demonstrated the need for the high-quality journalism we provide in print and online. The continued strength of our brands is evident in our ability to raise home-delivery and newsstand prices, which resulted in an increase in our circulation revenues. It is also reflected in the strong growth in traffic to our Web sites, which increased 15 percent in September. Online advertising grew 10.2 percent in the quarter, in part due to the introduction of new ad formats. In total, our online revenues now account for 12.4 percent of the Company’s revenues.

“As we continued our drive to reduce expenses, operating costs decreased 6.8 percent compared with the same quarter last year, despite a more than 20 percent increase in the price of newsprint. Given the adverse economic conditions, we will continue our strict cost discipline.

“In this difficult environment, we are reviewing our uses of cash. We have reduced our estimate for capital expenditures in 2008. Next year we expect they will decline from their 2008 level and be approximately $80 million. In addition, our Board of Directors plans to review our dividend policy before the end of this year to determine what is most prudent in light of the overall market conditions.

“As part of our analysis of our uses of cash, we are evaluating future financing arrangements. Based on the conversations we have had with lenders, we expect that we will be able to manage our debt and credit obligations as they mature. Going forward, we plan to continue to explore opportunities to reduce our debt levels.

“As we move into the fourth quarter, our visibility on advertising revenues is limited. To date in October, print advertising revenue declines are similar to those in September but we are seeing slowing in digital advertising revenues, mainly because of less display advertising. We remain committed to executing our strategy of developing new revenue streams for both our print and online products, reducing costs, making full use of our R & D capability and rebalancing our portfolio of businesses.”

Third-Quarter Results

Comparisons

All comparisons are for the third quarter of 2008 to the third quarter of 2007. The results of the Broadcast Media Group, which was sold in the second quarter of 2007, are reported within discontinued operations. Net income from discontinued operations of $8.6 million ($.06 per share) in the third quarter of 2008 was due to a reduction in income taxes on the gain on the sale, and the net loss from discontinued operations of $0.7 million ($.01 per share) in the third quarter of 2007 was due to post-closing adjustments to the gain.

This release includes non-GAAP financial measures, and the exhibits include a discussion of management’s use of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

Revenues

Total revenues decreased 8.9 percent to $687.0 million from $754.4 million. Advertising revenues decreased 14.4 percent; circulation revenues increased 1.0 percent; and other revenues declined 4.2 percent. Revenues decreased mainly due to lower print advertising.

Operating Costs

Operating costs decreased 6.8 percent to $677.1 million from $726.3 million. Depreciation and amortization decreased 34.6 percent to $33.9 million from $51.8 million last year, when accelerated depreciation totaled $11.7 million ($6.7 million after tax, or $.05 per share) for assets at the Edison, N.J., printing plant, which the Company closed earlier this year. There was no accelerated depreciation in the third quarter of 2008.

Excluding depreciation and amortization and severance costs, operating costs decreased 6.6 percent to $625.1 million from $669.6 million, mainly due to lower compensation costs and benefits expense. Compensation costs declined primarily as a result of lower incentive compensation and a reduced workforce in the third quarter of 2008 compared with the same period last year. Benefits expense decreased due in part to lower workers’ compensation expense and lower pension and other postretirement expense.

Newsprint expense increased 2.1 percent, stemming from a 22.1 percent increase in prices, offset in part by a 20.0 percent decrease in consumption.

Severance costs were $18.1 million ($10.3 million after tax, or $.07 per share), about half of which was for the shutdown of City & Suburban (C & S), the Company’s retail and newsstand distribution subsidiary, which operates in the New York metropolitan area. The closure of C & S is expected to be completed in January 2009, and additional severance costs may be recorded before it is closed. In the third quarter of last year, the Company had $4.9 million ($2.8 million after tax, or $.02 per share) in severance costs.

Third-Quarter Business Segment Results

News Media Group

Total News Media Group revenues decreased 9.8 percent to $658.3 million from $729.6 million.

Advertising revenues decreased 15.9 percent due to weakness in print advertising at all of the Company’s major properties. In particular, classified advertising revenues decreased across the News Media Group.

Circulation revenues increased 1.0 percent, mainly because of higher prices for The New York Times, partially offset by volume declines. In July and August, The New York Times announced newsstand and home-delivery price increases.

Other revenues decreased 5.4 percent to $61.0 million from $64.5 million primarily because of the elimination of subscription revenues for TimesSelect, an online product offering that was discontinued in September 2007.

Total News Media Group operating costs decreased 6.5 percent to $651.2 million from $696.5 million. Excluding depreciation and amortization and severance costs, operating costs decreased 6.5 percent to $604.1 million from $646.0 million, mainly as a result of the items noted in the operating costs section above.

Operating profit for the News Media Group decreased 78.6 percent to $7.1 million from $33.1 million. Excluding depreciation and amortization, operating profit for the News Media Group decreased 53.9 percent to $36.5 million from $79.2 million.

About Group

Total About Group revenues increased 16.1 percent to $28.7 million from $24.7 million due to increased cost-per-click and display advertising.

Total About Group operating costs decreased 2.8 percent to $17.9 million from $18.4 million. Excluding depreciation and amortization, operating costs increased 5.6 percent to $15.3 million from $14.5 million, mainly because of investments in new revenue initiatives that resulted in higher professional fees. Depreciation and amortization was lower, primarily because an asset reached the end of its amortization period in the second quarter of 2008.

Operating profit grew 71.4 percent to $10.8 million from $6.3 million. The operating profit margin improved significantly because of increased advertising as noted above and lower depreciation and amortization. Operating profit before depreciation and amortization rose 31.0 percent to $13.4 million from $10.2 million, mainly due to higher revenues.

Corporate

Corporate costs decreased 30.3 percent to $7.9 million compared with $11.3 million in the prior-year third quarter mainly due to lower professional fees and compensation costs.

Other Financial Data

Internet Revenues

In the third quarter, the Company’s Internet revenues increased 6.7 percent to $85.1 million from $79.7 million in the third quarter of 2007, and Internet advertising revenues grew 10.2 percent to $74.4 million from $67.5 million. Internet businesses include NYTimes.com, About.com, Boston.com and other company Web sites. In total, Internet businesses accounted for 12.4 percent of the Company’s revenues in the third quarter versus 10.6 percent in the 2007 third quarter.

Joint Ventures

Net income from joint ventures was $12.5 million compared with $5.4 million. Higher earnings resulted from stronger performance at most of the properties in which the Company has equity interests.

Interest Expense-net

Interest expense-net increased to $11.7 million from $10.5 million, as a result of less capitalized interest.

Income Taxes

The Company's income tax expense of $12.8 million was larger than pre-tax income of $10.8 million in the third quarter. Income taxes were unfavorably affected by non-deductible losses on investments in corporate-owned life insurance policies and a change in Massachusetts state tax law. The effective income tax rate in the third quarter of last year was 39.0 percent.

Cash and Total Debt

At the end of the quarter, cash and cash equivalents were approximately $46 million and total debt was approximately $1.1 billion. The Company’s current source of short-term funding is its revolving credit agreements under which it had approximately $398 million in borrowings outstanding at the end of the quarter.

Capital Expenditures

In the third quarter, total capital expenditures were approximately $27 million. Year to date, capital expenditures totaled approximately $95 million.

Expectations

Below are updated expectations on key items for 2008 unless otherwise noted.

  Cost savings and productivity gains – Previously the Company said it believed that it would achieve a reduction in costs from its year-end 2007 cash cost base of a total of more than $230 million in 2008 and 2009, excluding the effects of inflation, severance costs and one-time costs. More than $130 million of these savings were expected in 2008. As a result of the Company’s continuous cost reduction efforts, it now expects to exceed the $130 million and $230 million targets by even larger amounts. Therefore, the Company will stop measuring its cost savings against these targets. The Company continues to explore a wide range of additional cost reduction initiatives, and as they develop, details will be provided.
  Depreciation and amortization – $145 to $155 million, which includes approximately $5 million of accelerated depreciation expense in the first quarter of 2008 associated with the New York area plant consolidation project. Depreciation for the new headquarters building is expected to be $7 million per quarter.
  Income from joint ventures – $20 to $25 million.
  Interest expense – $49 to $53 million.
  Income tax rate – Previous guidance was 40% to 43%. Due to the significant volatility in the quarter to quarter tax rate, the Company no longer plans to give tax rate guidance.
  Capital expenditures – $140 to $145 million. Previous guidance was $150 to $165 million, including approximately $35 million for the consolidation of the Company’s New York area plants and about $22 million for its new headquarters. For 2009, the Company expects capital expenditures to be approximately $80 million.
  Severance – Previous guidance was $40 to $50 million. Year-to-date severance costs are approximately $57 million, which is higher than previous guidance because of the severance costs associated with the closure of C & S. Additional amounts may be recorded for C & S before it is closed. Due to the uncertainty of the amount of possible severance costs, the Company is not providing updated guidance at this time.

Conference Call Information

The Company’s third-quarter earnings conference call will be held on Thursday, October 23, at 11:00 a.m. E.T. To access the call, dial 877-741-4245 (in the U.S.) and 719-325-4830 (international callers). Participants should dial into the conference approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.

An archive of the webcast will be available beginning two hours after the call at www.nytco.com/investors, and a transcript of the call will also be posted. The archive and transcript will be available for one quarter.

An audio replay will be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Friday, October 24. The access code is 4044846.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets and material increases in newsprint prices. They also include other risks detailed from time to time in the Company's publicly filed documents, including the Company's Annual Report on Form 10-K for the year ended December 30, 2007. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company (NYSE: NYT), a leading media company with 2007 revenues of $3.2 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 16 other daily newspapers, WQXR-FM and more than 50 Web sites, including NYTimes.com, Boston.com and About.com. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

Exhibits:	Preliminary Condensed Consolidated Statements of Income
Preliminary Segment Information
News Media Group Revenues by Operating Segment
Footnotes
Preliminary Reconciliation of Non-GAAP Information

This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY
(a) PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands, except per share data)

	Third Quarter			Nine Months
	2008	2007	% Change	2008	2007	% Change
Revenues
Advertising	$398,196	$465,043	-14.4%	$1,310,912	$1,478,425	-11.3%
Circulation	225,689	223,420	1.0%	676,486	664,538	1.8%
Other (b)	63,157	65,896	-4.2%	189,404	186,359	1.6%
Total	687,042	754,359	-8.9%	2,176,802	2,329,322	-6.5%

Operating costs
Production costs	331,447	331,962	-0.2%	996,410	1,002,909	-0.6%
Selling, general and administrative costs	311,728	342,503	-9.0%	997,191	1,029,045	-3.1%
Depreciation and amortization	33,881	51,789	-34.6%	108,454	142,871	-24.1%
Total	677,056	726,254	-6.8%	2,102,055	2,174,825	-3.3%

Write-down of assets (c)	-	-	N/A	18,291	-	N/A

Net loss on sale of assets (d)	-	-	N/A	-	68,156	N/A

Gain on sale of WQEW-AM	-	-	N/A	-	39,578	N/A

Operating profit	9,986	28,105	-64.5%	56,456	125,919	-55.2%

Net income from joint ventures	12,492	5,412	*	20,864	8,004	*

Interest expense - net	11,658	10,470	11.3%	35,507	28,924	22.8%

Income from continuing operations before income taxes and minority interest	10,820	23,047	-53.1%	41,813	104,999	-60.2%

Income tax expense	12,848	8,991	42.9%	22,407	48,741	-54.0%

Minority interest in net (income)/loss of subsidiaries	(54)	54	*	(371)	39	*

(Loss)/income from continuing operations	(2,082)	14,110	*	19,035	56,297	-66.2%

Discontinued operations, Broadcast Media Group: (e)
Income from discontinued operations,
net of income taxes	-	-	N/A	-	5,753	N/A
Gain/(loss) on sale,
net of income taxes	8,611	(671)	*	8,300	93,659	-91.1%
Discontinued operations,
net of income taxes	8,611	(671)	*	8,300	99,412	-91.7%

Net income	$6,529	$13,439	-51.4%	$27,335	$155,709	-82.4%

Average Number of Common Shares Outstanding:
Basic	143,782	143,902	-0.1%	143,773	143,901	-0.1%
Diluted	143,782	144,112	-0.2%	144,146	144,057	0.1%

Basic Earnings Per Share:
(Loss)/income from continuing operations	$(0.01)	$0.10	*	$0.13	$0.39	-66.7%
Discontinued operations, net of income taxes	0.06	(0.01)	*	0.06	0.69	-91.3%
Net income	$0.05	$0.09	-44.4%	$0.19	$1.08	-82.4%

Diluted Earnings Per Share:
(Loss)/income from continuing operations	$(0.01)	$0.10	*	$0.13	$0.39	-66.7%
Discontinued operations, net of income taxes	0.06	(0.01)	*	0.06	0.69	-91.3%
Net income	$0.05	$0.09	-44.4%	$0.19	$1.08	-82.4%

Dividends Per Share	$0.230	$0.230	0.0%	$0.690	$0.635	8.7%

* Represents an increase or decrease in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
(a) PRELIMINARY SEGMENT INFORMATION
(Dollars in thousands)

	Third Quarter			Nine Months
	2008	2007	% Change	2008	2007	% Change

Revenues
News Media Group	$658,336	$729,635	-9.8%	$2,091,314	$2,257,350	-7.4%
About Group	28,706	24,724	16.1%	85,488	71,972	18.8%
Total	$687,042	$754,359	-8.9%	$2,176,802	$2,329,322	-6.5%

Operating Profit(Loss)
News Media Group	$7,090	$33,136	-78.6%	$64,847	$139,418	-53.5%
About Group	10,784	6,291	71.4%	29,421	23,132	27.2%
Corporate	(7,888)	(11,322)	-30.3%	(37,812)	(36,631)	3.2%
Total	$9,986	$28,105	-64.5%	$56,456	$125,919	-55.2%

Operating Profit(Loss) Before Depreciation & Amortization and Special Items(f)
News Media Group	$36,549	$79,223	-53.9%	$177,020	$295,245	-40.0%
About Group	13,420	10,247	31.0%	38,459	33,639	14.3%
Corporate	(6,102)	(9,576)	-36.3%	(32,278)	(31,516)	2.4%
Total	$43,867	$79,894	-45.1%	$183,201	$297,368	-38.4%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
(Dollars in thousands)

	2008
	Third Quarter	% Change vs. 2007	Nine Months	% Change vs. 2007

The New York Times Media Group
Advertising	$234,001	-13.7%	$781,607	-9.9%
Circulation	165,993	1.9%	496,866	3.2%
Other	43,800	-7.6%	130,587	-2.3%
Total	$443,794	-7.8%	$1,409,060	-5.0%

New England Media Group
Advertising	$74,060	-19.4%	$240,591	-16.9%
Circulation	38,797	-2.4%	114,060	-3.0%
Other	12,683	10.3%	38,029	20.5%
Total	$125,540	-12.3%	$392,680	-10.4%

Regional Media Group
Advertising	$63,547	-19.2%	$209,212	-17.3%
Circulation	20,899	0.6%	65,560	0.0%
Other	4,556	-19.3%	14,802	-15.2%
Total	$89,002	-15.3%	$289,574	-13.8%

Total News Media Group
Advertising	$371,608	-15.9%	$1,231,410	-12.7%
Circulation	225,689	1.0%	676,486	1.8%
Other (b)	61,039	-5.4%	183,418	0.4%
Total	$658,336	-9.8%	$2,091,314	-7.4%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a)

Preliminary results do not include an anticipated non-cash charge for impairment of goodwill and long-lived assets. Due to the continued softening of business conditions driven by the secular forces affecting the newspaper industry, the Company is testing the assets of its New England Media Group for impairment in the 2008 third quarter. While the results have not yet been finalized, the Company currently estimates a non-cash impairment charge of $100 to $150 million. The Company will record the charge in its financial statements when it files its third-quarter Form 10-Q with the Securities and Exchange Commission. The charge will affect EPS for the third quarter but will not affect the Company’s operating cash flow.

(b)	Other revenues consist primarily of revenues from wholesale delivery operations, news services/syndication, commercial printing, digital archives, direct mail advertising services and rental income.

(c)

Represents a non-cash charge for the write-down of assets for a systems project. To decrease capital spending, the Company reduced the scope of a major advertising and circulation project, which resulted in the write-down of previously capitalized costs in the first quarter of 2008.

(d)

In 2006 the Company announced plans to consolidate the printing operations of a facility it leased in Edison, N.J., into its newest facility in College Point, Queens. As part of the consolidation, the Company originally planned to sublease the Edison facility through 2018, the end of the then-existing lease term. After evaluating the options with respect to the lease, the Company decided it was financially prudent to purchase the Edison facility and sell it, with two adjacent properties it already owned, to a third party. The purchase and sale of the Edison facility closed in the second quarter of 2007, relieving the Company of rental terms that were above market as well as restoration obligations under the original lease. As a result of the sale, the Company recognized a pre-tax loss of $68.2 million in the second quarter of 2007.

(e)

On May 7, 2007, the Company sold the Broadcast Media Group, consisting of nine network-affiliated television stations, their related Web sites and the digital operating center, for $575 million. Under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Broadcast Media Group is treated as a discontinued operation. The Company has made reclassifications in all periods presented to reflect this change.

Results for the Broadcast Media Group, included within discontinued operations, for the third quarter and first nine months of 2008 and 2007 are below. Net income from discontinued operations of $8.6 million in the third quarter of 2008 was due to a reduction in income taxes on the gain on the sale, and the net loss from discontinued operations of $0.7 million in the third quarter of 2007 was due to post-closing adjustments to the gain. The first nine months of 2008 also included post-closing adjustments to the gain on the sale.

		Third Quarter		Nine Months

		2008	2007	2008	2007

	Revenues	$-	$-	$-	$46,702

	Pre-tax income	$-	$-	$-	$9,848

	Income tax expense	-	-	-	(4,095)

	Income from discontinued operations, net of income taxes - Broadcast Media Group	-	-	-	5,753

	Gain/(loss) on sale of Broadcast Media Group, net of income taxes	8,611	(671)	8,300	93,659

	Net income/(loss)	$8,611	$(671)	$8,300	$99,412

(f)

See "Preliminary Reconciliation of Non-GAAP Information" for reconciliations of operating profit(loss) to operating profit(loss) before depreciation & amortization and excluding special items. There were no such special items in the third quarters of 2008 and 2007; there were special items in the first nine months of 2008 and 2007.

THE NEW YORK TIMES COMPANY
PRELIMINARY RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has included non-GAAP financial information with respect to preliminary operating profit(loss) before depreciation and amortization and excluding special items and operating costs before depreciation and amortization, severance and raw materials. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported operating profit(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Operating profit(loss) before depreciation and amortization and excluding special items is useful in evaluating the Company’s ongoing cash-generating ability as it excludes the significant non-cash impact of depreciation and amortization as well as items, if any, not indicative of ongoing operating activities. Total operating costs include depreciation and amortization, severance and raw materials. Total operating costs excluding depreciation and amortization, severance and raw materials provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Reconciliations of these non-GAAP financial measures from, respectively, preliminary operating profit(loss) and operating costs, the most directly comparable GAAP items, are set out in the tables below.

Reconciliation of preliminary operating profit(loss) before depreciation & amortization

	Third Quarter 2008
	News Media	About		Total
	Group	Group	Corporate	Company

Operating profit(loss)	$7,090	$10,784	$(7,888)	$9,986

Add:
Depreciation & amortization	29,459	2,636	1,786	33,881

Operating profit(loss) before depreciation & amortization	$36,549	$13,420	$(6,102)	$43,867

	Third Quarter 2007
	News Media	About		Total
	Group	Group	Corporate	Company

Operating profit(loss)	$33,136	$6,291	$(11,322)	$28,105

Add:

Depreciation & amortization	46,087	3,956	1,746	51,789

Operating profit(loss) before depreciation & amortization	$79,223	$10,247	$(9,576)	$79,894

	% Change
	News Media	About		Total
	Group	Group	Corporate	Company

Operating profit(loss)	-78.6%	71.4%	-30.3%	-64.5%

Add:

Depreciation & amortization	-36.1%	-33.4%	2.3%	-34.6%

Operating profit(loss) before depreciation & amortization	-53.9%	31.0%	-36.3%	-45.1%

THE NEW YORK TIMES COMPANY
PRELIMINARY RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of preliminary operating profit(loss) before depreciation & amortization and special items

	Nine Months 2008
	News Media	About		Total
	Group	Group	Corporate	Company

Operating profit(loss)	$64,847	$29,421	$(37,812)	$56,456

Add:

Depreciation & amortization	93,882	9,038	5,534	108,454

Write-down of assets	18,291	-	-	18,291

Operating profit(loss) before depreciation & amortization and special items	$177,020	$38,459	$(32,278)	$183,201

	Nine Months 2007
	News Media	About		Total
	Group	Group	Corporate	Company

Operating profit(loss)	$139,418	$23,132	$(36,631)	$125,919

Add:

Depreciation & amortization	127,249	10,507	5,115	142,871

Net loss on sale of assets	68,156	-	-	68,156

Gain on sale of WQEW-AM	(39,578)	-	-	(39,578)

Operating profit(loss) before depreciation & amortization and special items	$295,245	$33,639	$(31,516)	$297,368

	% Change
	News Media	About		Total
	Group	Group	Corporate	Company

Operating profit(loss)	-53.5%	27.2%	3.2%	-55.2%

Add:

Depreciation & amortization	-26.2%	-14.0%	8.2%	-24.1%

Write-down of assets	N/A	N/A	N/A	N/A

Net loss on sale of assets	N/A	N/A	N/A	N/A

Gain on sale of WQEW-AM	N/A	N/A	N/A	N/A

Operating profit(loss) before depreciation & amortization and special items	-40.0%	14.3%	2.4%	-38.4%

THE NEW YORK TIMES COMPANY
PRELIMINARY RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of total Company operating costs before depreciation & amortization, severance and raw materials

	Third Quarter			Nine Months
	2008	2007	% Change	2008	2007	% Change

Total Company

Operating costs	$677,056	$726,254	-6.8%	$2,102,055	$2,174,825	-3.3%

Less:

Depreciation & amortization	33,881	51,789		108,454	142,871

Severance	18,081	4,869		56,887	17,630

Operating costs before depreciation & amortization and severance	625,094	669,596	-6.6%	1,936,714	2,014,324	-3.9%

Less:

Raw materials	62,645	58,643		182,006	196,678

Operating costs before depreciation & amortization, severance and raw materials	$562,449	$610,953	-7.9%	$1,754,708	$1,817,646	-3.5%
Reconciliation of News Media Group operating costs before depreciation & amortization and severance

	Third Quarter
	2008	2007	% Change

News Media Group

Operating costs	$651,246	$696,499	-6.5%

Less:
Depreciation & amortization	29,459	46,087

Severance	17,732	4,367

Operating costs before depreciation &
amortization and severance	$604,055	$646,045	-6.5%

Reconciliation of About Group operating costs before depreciation & amortization

	Third Quarter
	2008	2007	% Change

About Group

Operating costs	$17,922	$18,433	-2.8%

Less:

Depreciation & amortization	2,636	3,956

Operating costs before depreciation &
amortization	$15,286	$14,477	5.6%

CONTACT:
The New York Times Company
Catherine J. Mathis, 212-556-1981
mathis@nytimes.com
or
Paula Schwartz, 212-556-5224
paula.schwartz@nytimes.com